Exhibit 99.1

DOLPHIN DIGITAL MEDIA SIGNS LETTER OF INTENT TO ACQUIRE 24EIGHT

MIAMI, June 28, 2010 – Dolphin Digital Media, Inc (OTC BB: DPDM) (http://www.dolphindigitalmedia.com), a creator of secure social networking websites for children utilizing ground breaking fingerprint identification technology, has signed a letter of intent to acquire 24eight, LLC (www.24eight.com), a privately held company based in Manhattan.

24eight is a technology company that specializes in real-time motion and pressure analytics and the wireless transmission of collected data.

The transaction is subject to customary due diligence and execution of a definitive agreement, which both parties expect to be completed shortly. A full description of the transaction, and the combined businesses, will be released upon finalization of the acquisition.

ABOUT DOLPHIN DIGITAL MEDIA, INC.

Dolphin Digital Media, Inc. is a company whose mission is to keep children safe online. Dolphin Digital Media has taken an industry-leading position with respect to internet safety by creating social networking websites using fingerprint identification technology designed specifically to keep children safe online. Please visit http://www.dolphindigitalmedia.com for more information.

SAFE HARBOR STATEMENT

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for markets and the demand for products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

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